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                                                                  EXHIBIT 3.12

                           CERTIFICATE OF DESIGNATIONS

                                       of

                            SERIES F PREFERRED STOCK

                                       of

                          SORRENTO NETWORKS CORPORATION

                       Pursuant to Section 14A:7-2 of the
                       New Jersey Business Corporation Act

                  Sorrento Networks Corporation, a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by Article 4 of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation and in accordance with Section 14A:7-2 of the New Jersey Business Corporation Act, the Board of Directors of the Corporation adopted the following resolution establishing a series of 1,000,000 shares of Preferred Stock of the Corporation designated as "Series F Preferred Stock" (referred to herein as the "Series F Preferred Stock"):

                  RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by Article 4 of the Amended and Restated Certificate of Incorporation and by Section 14A:7-2 of the New Jersey Business Corporation Act, a series of Preferred Stock, $.01 par value per share, of the Corporation is hereby established and created, and the Board of Directors hereby fixes the designations and preferences and relative participating, optional and other special rights and qualifications, limitations and restrictions of a series of Preferred Stock consisting of 1,000,000 shares to be designated as Series F Preferred Stock.

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                            SERIES F PREFERRED STOCK

         The relative rights, preferences, privileges and restrictions of the Series F Preferred Stock are as follows:

         1. Dividends. (a) (i) The holders of the outstanding shares of Series F Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of nine and three-quarters percent (9.75%) on the Original Issuance Price (as defined below) per share (and fractional interests therein) compounded quarterly on January 31, April 30, July 31 and October 31 of each year in which such share is outstanding.

         (ii) Such dividends shall accrue based upon the Original Issue Price as defined in Section 2(a) below from day to day on each share of Series F Preferred Stock from the date of original issuance of such share, whether or not earned or declared. Such dividends shall be payable (A) on January 31, April 30, July 31 and October 31 of each year in which such share is outstanding, (B) upon liquidation, dissolution or winding up of the Corporation within the meaning of Section 2 hereof, (C) upon a Sale Event (as defined below) or (D) upon a redemption pursuant to Section 4 hereof.

         (iii) All numbers relating to calculation of cumulative dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series F Preferred Stock.

         (iv) Such dividends on the Series F Preferred Stock (or fractional interests therein) shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock (as hereinafter defined).

         (b) In addition to the dividends provided for in subsection (a) above, if the Board of Directors of the Corporation shall declare a dividend or make any other distribution (including in cash or other property or assets), to holders of shares of Common Stock, other than a dividend payable solely in shares of Common Stock, then the holders of each share of Series F Preferred Shares shall be entitled to receive, out of legally available funds, a dividend or distribution in an amount equal to ten times the amount of such dividend or distribution to be paid with respect to each share of Common Stock. Any such amount shall be paid to the holders of shares of Series F Preferred Shares at the same time such dividend or distribution is made to holders of Common Stock. Dividends payable pursuant to this subsection shall be payable in the same form paid to the holders of the Common Stock.

         (c) Upon the occurrence of a Sale Event, all unpaid accrued or accumulated dividends on Series F Preferred Shares shall be immediately due and payable.

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         2.       Liquidation, Dissolution or Winding Up; Certain Mergers,
                  Consolidations and Asset Sales.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), the holders of shares of Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with the holders of the Common Stock, an amount per share equal to the sum (the "Series F Liquidation Preference") of (i) the greater of (A) $72.10 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock) (the "Original Issue Price"), or (B) if the NASD Approval (as defined in Section 7) has not been obtained prior to the NASD Deadline (as defined in Section 7), the Market Value plus (ii) all accrued and unpaid dividends. If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the full Series F Liquidation Preference, the holders of shares of Series F Preferred Stock (or fractional interests therein) shall share ratably in the assets and funds of the Corporation available for distribution to its stockholders in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  (b) After payment in full of the Series F Liquidation Preference to holders of all shares (or fractional interests therein) of Series F Preferred Stock, the Series F Preferred Stock shall not be entitled to receive any additional cash, property or other assets of the Corporation upon the liquidation, dissolution or winding up of the Corporation.

                  (c) Any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 70% of the voting power of the capital stock of the surviving or acquiring corporation (on a fully diluted basis) immediately after such merger or consolidation), or sale or other transfer of all or substantially all the assets of the Corporation, which, for the avoidance of doubt, shall be deemed to include any sale or transfer of 10% or more of the equity in, or any substantial part of the assets of, the Corporation's Sorrento Networks, Inc.
subsidiary, (each of the foregoing, a "Sale Event"), shall be deemed to be a liquidation of the Corporation for purposes of this Section 2, and the agreement or plan of merger or consolidation with respect to such merger, consolidation or sale shall provide that the Series F Liquidation Preference shall be distributed to the holders of the Series F Preferred Stock in accordance with Subsections 2(a), and 2(b) above; provided, however, that if (A) the NASD Approval has been obtained prior to the NASD Deadline, (B) the Common Stock of the Corporation is to be exchanged for any property other than cash in connection with any Sale Event, and (C) as of the date of the closing of such Sale Event, the Market Value is greater than the Original Issue Price, the agreement or plan of merger or consolidation with respect to such merger, consolidation or sale shall provide for the distribution to the holders of the Series F Preferred Stock (or fractional interests therein) of an amount of such property per one-tenth share equal to the amount of such property to be received in respect of each share of Common Stock in lieu of the Series F Liquidation Preference. The provisions of this Subsection 2(c) shall not

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apply to any Sale Event (i) involving (A) only a change in the state of incorporation of the Corporation and no change in the outstanding capital stock of the Corporation or (B) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in a State of the United States or (ii) that the holders of at least two thirds of the outstanding shares of Series F Preferred Stock, voting as a separate class at a meeting or consenting in writing, elect not to treat as a Sale Event for purposes of this Section 2.

         3.       Voting.

                  (a) The holders of the outstanding shares of Series F Preferred Stock shall not be entitled to vote at any meeting of stockholders of the Corporation (or take any written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, except as provided in Section 2(c) above or in Sections 3(b) below.

                  (b) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series F Preferred Stock voting or consenting in writing together as a separate class, take any corporate action (other than such action that is expressly authorized by the terms hereof) that would:

                           (i) Increase the number of authorized shares of
Series F Preferred Stock, except as may be required in order to comply with the terms of the Debentures (as defined in Section 7) or the Warrants (as defined in Section 7), in which case the number of authorized shares of Series F Preferred Stock may be increased by the directors of the Corporation pursuant to Section 14A:7-1 of the New Jersey Business Corporations Law;

                           (ii) Adversely affect the rights, preferences or
privileges of the outstanding shares of Series F Preferred Stock;

                           (iii) Create a new class or series of Preferred Stock
having liquidation preferences or dividend rights senior to or on parity with the Series F Preferred Stock, except that the Corporation may issue a class or series of Preferred Stock which is pari passu with the Series F if such Preferred Stock is issued to the holders of Sorrento Networks, Inc.'s Series A Preferred Stock.

                           (iv) Increase the liquidation preferences or dividend
rights of any class or series of capital stock of the Corporation having liquidation preferences or dividend rights junior to or on parity with the Series F Preferred Stock;

                           (v) Exchange, reclassify or cancel all or part of the
Series F Preferred Stock; or

                           (vi) Cancel or modify any dividend on the Series F
Preferred Stock that has been declared but has not been paid.

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         4. Redemption. Each holder of the Series F Preferred Stock shall have the absolute right to cause the Corporation to redeem any or all of such holder's Series F Preferred Stock for an amount in cash per share of Series F Preferred Stock equal to the Series F Liquidation Preference. In order to exercise its redemption right, a holder of the Series F Preferred Stock shall give notice (the "Redemption Notice") to the Corporation in accordance with
Section 5(b), stating the number of shares or fractional shares (but not less than one-tenth of each share) of Series F Preferred Stock to be redeemed, the aggregate number of shares of Series F Preferred Stock held by such holder and the date on or before which such redemption is to occur (the "Redemption Date"). Each Redemption Notice must be sent to the Corporation at least 120 days prior to the Redemption Date designated in such Redemption Notice. Upon receipt of any Redemption Notice, the Corporation shall immediately give notice of such receipt to all other holders of the Series F Preferred Stock in accordance with Section 5(b). The holders of the Series F Preferred Stock may cause the Corporation to redeem such holder's shares from time to time throughout the Redemption Period until all of such holder's shares have been redeemed by the Corporation.

         5. Record Date; Notices. (a) In the event of any taking by this Corporation of a record of the holders of the Series F Preferred Stock (or fractional interests therein) for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series F Preferred Stock (or fractional interests therein), no more than 60 days nor less than 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (b) Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series F Preferred Stock (or fractional interests therein) shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation. Any notice required by the provisions of this Certificate of Designations to be given to the Corporation by holders of shares of Series F Preferred Stock (or fractional interests therein) shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Chief Financial Officer of the Corporation at 9990 Mesa Rim Road, San Diego, California 92121 or such other address as the Corporation may communicate by notice to the holders.

         6. Waiver. Any of the rights of the holders of Series F Preferred Stock (or fractional interests therein) set forth herein may be waived by the affirmative vote or consent in writing of the holders of more than two-thirds of the shares of Series F Preferred Stock then outstanding.

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         7. Definitions. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                  (a) "Bloomberg" shall mean Bloomberg Financial Markets or any other similar financial reporting service as may be selected from time to time by the Corporation and the holders of no less than two-thirds of the outstanding Series F Preferred Stock.

                  (b) "Common Stock" means (i) the Company's common stock, par value $0.30 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

                  (c) "Closing Sale Price" shall mean, for the Common Stock as of any date, the last closing trade price for the Common Stock on the Principal Market, as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of the Common Stock as reported by Bloomberg, or, if no last closing ask price is reported for the Common Stock by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for the Common Stock as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for the Common Stock on such date on any of the foregoing bases, the Closing Sale Price for the Common Stock on such date shall be the fair market value as mutually determined by the Corporation and the holders of no less than two-thirds of the outstanding Series F Preferred Stock. If the Corporation and the holders of the Series F Preferred Stock are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved as provided for in
                       Section 6(e)(iii) of the Debentures. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                  (d) "Debentures" shall mean the 9.75% Convertible Debentures Due August 2, 2004 issued pursuant to the Securities Purchase Agreement.

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                  (e)  "Market Value" shall mean an amount per share of Series F
                       Preferred Stock equal to (i) the average of the Closing Sale Price of the Common Stock for the 20 consecutive trading days preceding the date of the relevant Liquidation Event, Sale Event or Redemption Date, as applicable, multiplied by (ii) 10.

                  (f) "NASD" shall mean the National Association of Securities Dealers, Inc.

                  (g) "NASD Approval" shall mean receipt by the Corporation, on or prior to the NASD Deadline, of a written response to its request that the NASD confirm that no Shareholder Approval is required for the transactions contemplated by the Debentures and the Warrants, satisfactory in form and substance to the holders (voting in their sole discretion) of not less than a majority of the outstanding principal amount of the Debentures. If the NASD Approval is not obtained prior to the NASD Deadline, then the NASD Approval shall not be deemed to have been obtained.

                  (h)  "NASD Deadline" shall mean August 29, 2001.

                  (i) "Principal Market" shall mean the NASDAQ National Market System, or if the Common Stock is not traded on the NASDAQ National Market System, then the principal securities exchange or trading market for the Common Stock.

                  (j) "Securities Purchase Agreement" shall mean that certain securities purchase agreement between the Corporation and the initial holders of the Debentures.

                  (k) "Shareholder Approval" shall mean the affirmative approval of the Corporation's stockholders of the issuance of Common Stock upon conversion of the Debentures and exercise of the Warrants at a price per share less than the market value of the Common Stock as of the date of this Certificate in accordance with applicable law and the rules and regulations of the Principal Market on or prior to the earlier of (i) 120 days from the date of this Certificate or (ii) the next meeting of the stockholders of the Corporation.

                  (l) "Warrants" shall mean the Warrants issued to the purchasers of the Debentures pursuant to the Securities Purchase Agreement.

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         IN WITNESS WHEREOF, Sorrento Networks Corporation has caused this certificate to be signed on its behalf by its duly authorized representative this 2nd day of August, 2001.

                          SORRENTO NETWORKS CORPORATION

                          By: /s/ Joe R. Armstrong
                             --------------------------

                          NAME: Joe R. Armstrong
                               ------------------------

                          TITLE: Vice President
                                -----------------------


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